Exhibit 10.1

March 24, 2010
TO:                      Hazard Commercial Complex LLC
FROM:                David R. Koos, Chairman & CEO
             Bio-Matrix Scientific Group Inc.

RE:                      Draft Agreement for restructured rent at 8885 Rehco Road property
AGREEMENT made this 24th day of March, 2010, by and between Hazard Commercial Complex LLC, whose principal place of business is C/O Robert Pizzuto, Esq., 401 B Street, Suite 2400, San Diego, CA 92101, here after referred to as "Hazard" and Bio-Matrix Scientific Group, Inc., whose principal place of business is 8885 Rehco Road, San Diego, California 92121, hereinafter referred to as "Company". Collectively, the Company and Hazard may be referred to as the “Parties” or, singularly as “Party”

WHEREAS, the Company desires to restructure the payment terms of its lease terms with Hazard in order to make said lease viable for the Company to continue and Hazard desires to restructure the payment terms of the Company’s lease in order to secure past, current and future compensation for its building under lease to the Company;
THEREFORE, it is agreed as follows:
1. The total amount due to Hazard by the Company as of March 15, 2010 is $223,773.70 (“Past Amount Due”).
2. The Company will issue to Hazard, shares of Bio-Matrix Scientific Group Inc. common stock (OTCBB: BMSN) (“Shares”) in the following manner to satisfy the Past Amount Due:
That number of Shares (valued at the closing bid price for the Company’s common shares on the Company’s primary public trading market as of March 31, 2010) which shall equal in value the Past Due Amount to be issued to Hazard on March 31, 2010.
3. The Company will issue to Hazard Shares to cover future rent as follows:
For each month for which a rent expense has been incurred (“Rental Period”) the Company shall:
(a)	pay, as of the customary due date for that Rental Period (“Monthly Due Date”), the amount of $5,000 and

(b)
as of a date which shall be no later than five (5) business days subsequent to the Monthly Due Date, issue that number of Shares ( valued at the closing bid price on the primary market over which the company’s common shares publicly trade as of the Monthly Due Date) which equal in value that Rental Period’s rent expense less $5,000.

(c)
Shares shall not be registered pursuant to the Securities Act of 1933 or any state securities law and will be “restricted securities” as such term is defined by Rule 144 promulgated under the Securities Act of 1933 (“Rule 144”). The Company shall be obligated to secure for Hazard legal opinion letters which may be required by Hazard in connection with any sale by Hazard of Shares pursuant to the safe harbor provided by Rule 144.

4.  At any time, the Company may elect to pay rent to Hazard entirely in cash, making Item 3 inapplicable under such payment for that Rental Period.

5.  It is the intent of the Parties that each Party be treated “equitably” regarding the profit and/or loss resulting from issuance of Shares pursuant to this Agreement.  For purposes of this Agreement, “equitably” shall be defined as follows:
i.           Hazard shall be entitled to receive a quantity of Shares, in the aggregate, which allows it to recover all amounts due under the lease, plus a 10% return.  The 10% return shall not be compounded and shall be computed beginning on the date the original obligation under the lease became due and ending on the earlier of the date the Shares are either (a) sold by Hazard or (b) a period of six months, as that holding period is calculated pursuant to Rule 144, has elapsed.
ii.           Any profit Hazard receives over the 10% rate of return shall be allocated one-half to Hazard and one-half as a credit to the Company.
iii.          Any equitable adjustments required under this Paragraph 5, shall be made on
(a)	November 30, 2010 for Shares issued for the Rental Periods ending April 30, 2009 to May 31, 2010 and

(b)	May 31, 2011 for Shares issued for Rental Periods ending June 30, 2010 to November 31, 2010. (“Adjustment Dates”)
As of each Adjustment Date, all remaining Shares held by Hazard that have been held for a period of six months or more ( as such holding period is calculated pursuant to Rule 144) shall be valued.  The value of those Shares shall be aggregated with the proceeds of all previous Share sales, if any.  This aggregated total shall be compared to the amounts due for the applicable Rental Periods, including the 10% rate of return.
If, as of an Adjustment Date, the aggregated total is less than the amounts due under the lease for the applicable Rental Periods, including the 10% rate of return, then  the Company shall pay cash to Hazard to satisfy the deficit, or shall issue such additional Shares to Hazard (valued at the bid price as of the date of issuance) to satisfy the deficit, or any combination of the two, at the Company’s sole discretion.

If the aggregated total is more than the amounts due under the lease for the applicable Rental Periods, including the 10% rate of return, then Hazard shall issue a credit to the Company equal to one-half of the overage (“Company Credit”), which may
(a) be utilized by the Company to offset any obligations the Company has to Hazard, including but not limited to any obligations to be incurred pursuant to any rental extension, at the Company’s sole option, or
(b) in the event the Company elects not to utilize the Company Credit to offset any obligations the Company has to Hazard, Hazard shall, at its sole discretion, either (i) pay the Company Credit to the Company in cash or (ii) return to the Company that number of Shares (valued at the bid price as of the applicable Adjustment Date) which shall be equal in value to the Company Credit.
iv.           Hazard agrees that any sale of Shares by Hazard shall be made in compliance with the following terms and conditions
(a)
any sale of Shares shall be accomplished solely through the public market on the primary market through which the company’s common shares trade (which is, as of the date of this Agreement, the OTC Bulletin Board)

(b)
the number of Shares sold in any one trading day shall not exceed 50% of the previous trading day’s trading volume or 50,000 shares (whichever is greater) of the Company’s common shares on the primary market through which the Company’s common shares trade

(c)	Hazard shall provide to the Company documentary evidence of proceeds obtained as a result of sales, including trade confirmations.

(d)	Hazard shall not pledge or hypothecate any Shares.

v. Hazard agrees that, in the event that the sum of (a) cash payments by the Company to Hazard pursuant to this Agreement and (b) cash proceeds received by Hazard as a result of sales of Shares equal the total amounts due to Hazard by the Company under the lease, including the 10% rate of return (“Payoff Event”), then (a) Hazard shall immediately inform the Company that a Payoff Event has occurred and (b) all remaining Shares held by Hazard will be immediately returned to the Company by Hazard.
7. All common area maintenance costs and property taxes are to be treated in the manner prescribed above.  Any past due amounts are to be satisfied by Shares (see item 2).  Any future amounts due that are related to CAM or property taxes shall be satisfied in the manner prescribed in items 3 (with item 4 being an option available at the Company’s discretion).

8. Entire Agreement. This Agreement represents the full and complete agreement between the parties and supersedes all previous agreements between the parties. Any supplemental amendments to this Agreement shall not be binding upon either party unless executed in writing by the parties hereto.
9. Invalid by Operation of Law.  If any section or part of this Agreement is held to be invalid by operation of law or by any tribunal of competent jurisdiction, or if compliance with or enforcement of any section or part should be restrained by such tribunal, the remainder of the Agreement shall not be affected thereby and the parties shall enter into immediate negotiations for the purpose of arriving at a mutually satisfactory replacement for such section or part.
10.  Arbitration.  Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration in accordance of the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) shall be entered in any court having jurisdiction thereof.  For that purpose, the parties hereto consent to the jurisdiction and venue of an appropriate court located in San Diego County, State of California.  In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled.  In such event, no action shall be entertained by said court or any court of competent jurisdiction if filed more than one year subsequent to the date the cause(s) of action actually accrued regardless of whether damages were otherwise as of said time calculable.
IN WITNESS WHEREOF, the parties have hereunto executed this Agreement on the 24th day of March, 2010.

By:

/s/David Koos
____________________                                                                Hazard Commercial Complex LLC
Bio-Matrix Scientific Group Inc.                                                       By Its Manager:
By Its:  CEO
David R. Koos                                                                                     HCCM, Inc.

                                       /s/ Terry Grant
___________________________
By Its President,
Terry Grant Hazard